**PRESS RELEASE**

Contact:

Kenneth A. Martinek

Chief Executive Officer

(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

ANNOUNCES FOURTH STOCK REPURCHASE PLAN

White Plains, New York – November 25, 2014 – NorthEast Community Bancorp, Inc. (Nasdaq Global Market: NECB), the holding company for NorthEast Community Bank, announced today that the Company’s board of directors has approved the repurchase of up to 255,123 shares, or approximately 5.0% of the Company’s outstanding common stock held by persons other than NorthEast Community Bancorp, MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the fourth repurchase plan announced by the Company since 2010.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a New York State-chartered savings bank that operates four full-service branches in New York and four full-service branches in Danvers, Plymouth, Framingham and Quincy, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

This press release may contain forward-looking statements. Such forward-looking statements typically can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “intends”, “will”, “should”, “anticipates”, or the negative of any of the foregoing or other variations thereon or comparable terminology, or by discussion of strategy. Forward-looking statements are subject to certain risks and uncertainties such as local economic conditions, competitive factors, and regulatory limitations. Actual results may differ materially from those projected in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements. They only reflect management’s analysis as of this date. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: the effects of new laws and regulations; ineffectiveness of the business strategy due to changes in current or future market conditions; the effects and unanticipated expenses related to the charter conversion of our banking subsidiary from a federal to a state charter; the effects of economic deterioration on current customers; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; and volatilities in the securities markets. Northeast Community Bancorp, Inc. does not revise or update these forward-looking statements to reflect events or changed circumstances. Please carefully review the risk factors described in other documents the Northeast Community Bancorp, Inc. files from time to time with the Securities and Exchange Commission, including the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Please also carefully review any Current Reports on Form 8-K filed by Northeast Community Bancorp, Inc. with the Securities and Exchange Commission.

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